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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 _____________
                                 SCHEDULE 13G

                                (RULE 13d-102)

                               (AMENDMENT NO. 1)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



                          Boston Properties, Inc.
---------------------------------------------------------------------------
                             (Name of Issuer)

                               Common Stock
---------------------------------------------------------------------------
                      (Title of Class of Securities)

                                   101121101
---------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
---------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-l(d)
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---------------------                                       -------------------
 CUSIP NO. 101121101                   13G                   Page 2 of 6 Pages
---------------------                                       -------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Edward H. Linde
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      American
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          7,447,994(FN1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          none
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,447,994(FN1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          none
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,447,994(FN1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.02%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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---------------------                                       -------------------
 CUSIP NO. 101121101                   13G                   Page 3 of 6 Pages
---------------------                                       -------------------


ITEM 1(A).   NAME OF ISSUER:
             Boston Properties, Inc.
             --------------------------------------------------------------

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             800 Boylston Street, Boston, MA 02199-8001
             --------------------------------------------------------------

ITEM 2(A).   NAME OF PERSON FILING:
             Edward H. Linde
             --------------------------------------------------------------

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             800 Boylston Street, Boston, MA  02199-8001
             --------------------------------------------------------------

ITEM 2(C).   CITIZENSHIP:
             American
             --------------------------------------------------------------

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:
             Common Stock
             --------------------------------------------------------------

ITEM 2(E).   CUSIP NUMBER:
             101121101
             --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)   [_] Broker or dealer registered under Section 15 of the Exchange
                  Act;

        (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

        (d) [_] Investment company registered under Section 8 of the Investment Company Act;

        (e)   [_] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

        (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);


                                       3
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---------------------                                       -------------------
 CUSIP NO. 101121101                   13G                   Page 4 of 6 Pages
---------------------                                       -------------------


        (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)   [_] Group, in accordance with Rule 13d-1(1)(ii)(J).

ITEM 4.    OWNERSHIP.

           (a)     Amount beneficially owned:

                   7,447,994(FN1)
                   ---------------------------------------------

           (b)     Percent of class:
                   8.02%
                   ---------------------------------------------

           (c)     Number of shares as to which such person has:

                   (i)    Sole power to vote or to direct the vote   7,447,994
                                                                    ----------

                   (ii)   Shared power to vote or to direct the vote  none
                                                                    ----------
                   (iii)  Sole power to dispose or to direct the
                          disposition of   7,447,994
                                          --------------

                   (iv) Shared power to dispose or to direct the disposition of None
                             --------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable


                                       4
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---------------------                                       -------------------
 CUSIP NO. 101121101                   13G                   Page 5 of 6 Pages
---------------------                                       -------------------


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable

ITEM 10.   CERTIFICATIONS.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


--------------------------------------------------------------------------------
(FN1) Includes 5,739,557 common units of limited partnership interest in Boston Properties Limited Partnership, a Delaware limited partnership, 1,875,270 of which are held by certain trusts, that are redeemable for cash or exchangeable for shares of common stock on a one-for-one basis at the option of Boston Properties, Inc. pursuant to the limited partnership agreement of Boston Properties Limited Partnership. Also includes 506,667 currently exercisable options.


                                       5
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 12, 2001
                                    -----------------------------
                                    (Date)

                                    /s/ Edward H. Linde
                                    -----------------------------
                                    (Signature)

                                    Edward H. Linde, President and CEO

                                    Boston Properties, Inc.
                                    -----------------------------
                                    (Name/Title)